Exhibit 99.1

Applied Imaging Corp. Reaffirms Prior Guidance for 2005 Full Year and Fourth Quarter

SAN JOSE, Calif., Jan 30, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Applied Imaging Corp. (OTC: AICX) announced today that the Company is reaffirming its 2005 full-year revenue projection of approximately $20 million. The Company’s year to date revenues through the first three quarters of the year was $14.7 million. Applied Imaging also anticipates that its cash and cash equivalents for the fourth quarter of 2005 will be approximately the same as the $3.2 million the Company had as of September 30, 2005.

“We expect net income to be in the range of breakeven to $150,000, inclusive of the approximately $500,000 invested in our CTC, Inc. business during the fourth quarter,” stated Applied Imaging Corp. President and CEO Robin Stracey. “In 2005, we enhanced our financial and operational performance in several key areas, and rolled out several new high-value software releases for clinical cytogenetics and pathology that further strengthened our market-leading competitive position.”

Applied Imaging Corp. plans to release its results for the full year and fourth quarter of fiscal year 2005 in the first week of March 2006.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and pathology applications. The Company develops, manufactures and markets a range of scanning and image analysis systems for both conventional (brightfield) and fluorescent microscopic analysis of cellular and tissue specimens. Products are sold to hospital laboratories, cancer centers, prenatal clinics and research institutions for both research and clinical purposes. The Company has installed over 4,000 of its systems in over 1000 laboratories in more than 60 countries around the world. Beyond its core business, through its wholly-owned subsidiary, CTC, Inc., the Company is also developing a system for the detection, quantification and characterization of tumor cells in the blood of cancer patients.

More information about Applied Imaging can be found at http://www.aicorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the Company’s final revenue and net income for the full year and fourth quarter of the 2005 fiscal year. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the failure of the Company to develop and perfect a leading-edge system for the detection, quantification and analysis of tumor cells in the circulating blood of cancer patients, and other such factors as set forth in “Business—Additional Factors that Might Affect Future Results,” commencing on page 11 of Applied Imaging’s Form 10-K for 2004, filed with the Securities and Exchange Commission on April 27, 2005. The forward-looking statements in this news release are made as of January 30, 2006, and Applied Imaging is under no obligation to revise or update the forward-looking statements.

Contacts:

CCG Investor Relations

Crocker Coulson, President

10960 Wilshire Boulevard, Suite 2050

Los Angeles, CA 90024

(310) 231-8600

crocker.coulson@ccgir.com

Applied Imaging Corp.

Terry Griffin, Chief Financial Officer

120 Baytech Drive

San Jose, CA 95134

(408) 719-6400

tgriffin@aicorp.com

CODE: AICXG